INDEPENDENT AUDITORS' REPORT


Board of Directors
Mid Continent Bancshares, Inc.
El Dorado, Kansas

We have audited the consolidated financial statements of Mid Continent Bancshares, Inc. and subsidiary as of September 30, 1995 and 1996 and for each of the three years in the period ended September 30, 1996, and have issued our report thereon dated November 12, 1996; such consolidated financial statements and report are included in your 1996 Annual Report to Stockholders and are incorporated herein by reference. Our audits also included the financial statement schedule of Mid Continent Bancshares, Inc. and subsidiary, listed in
Item 14(a)2. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.




/s/Deloitte & Touche LLP
Kansas City, Missouri
December 12, 1996